Exhibit 4.2
Form of
Amendment to Subscription Agreement and Common Stock Purchase Warrant

This Amendment to Subscription Agreement and Common Stock Purchase Warrant (“Agreement”) is made this ___ day of May, 2010, by and between China Armco Metals, Inc., a Nevada corporation (the “ Company ”), and the investor identified on the signature page hereto (the “ Investor ”) to amend certain sections of the Subscription Agreement and Common Stock Purchase Warrant entered into by and amongst the parties hereto as it relates to the July 2008 Offering, as hereinafter defined.

WHEREAS, in July 2008 the Company sold 22.9 units of its securities units at an offering price of $300,000.00 per unit in a private placement exempt from registration under the Securities Act of 1933, as amended (the “ Act ”), in reliance on exemptions provided by Regulation D, Regulation S and Section 4(2) of the Act (the “ July 2008 Offering ”). Each unit sold in the July 2008 Offering consisted of 100,000 shares of the Company’s common stock, $.001 par value per share (the “ Common Stock ”) and five year warrants to purchase 100,000 shares of Common Stock with an exercise price of $5.00 per share (the “ Warrants ”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Subscription Agreement and Warrant.

WHEREAS, the Investor currently holds a Warrant to purchase the number of shares the Common Stock set forth on the signature page hereto.

WHEREAS, the parties hereto desire to amend the Subscription Agreement and the Warrant as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.           The Warrant is hereby amended to delete in its entirety Section 6.6, Adjustment for Certain Transactions.  The Investor hereby waives any rights provided for under Section 6.6 of the Warrant as it relates to any Warrants that have not been exercised as of the date of this Agreement

2.           The Subscription Agreement is hereby amended to delete in its entirety Section 12 (b), Most Favored Nation Provision.  The Investor hereby waives all rights to any rights provided for under Section 12(b) of the Subscription Agreement as it relates to any New Securities that may have been issued by the Company prior to the date of this Agreement.

3.           As consideration for the foregoing, the Company covenants that so long as any Warrants are outstanding other than Excepted Issuances that it will not will not enter into an agreement to issue nor issue any shares of Common Stock or Common Stock Equivalents to any Third Party Purchasers at an effective price per share of less than $5.00 without the prior written consent of the Investor, which consent may be withheld for any reason.  For the purposes of this Agreement, “ Common Stock Equivalents ” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock.

4.           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

Investor: Name of Investor Sign Name Date	China Armco Metals, Inc.: By: Kexuan Yao, Chief Executive Officer Date

No. of shares of Common Stock underlying Warrants: ___________________

Scrap Metal Sales Contract

Contract Number: 10FG001S

Date: February 21, 2010

Location: WeiAn

Seller: Armet (Lianyungang) Renewable Resources Co., Ltd.

Buyer: Jiangsu Lihuai Iron & Steel Co., Ltd.

Both parties based on equality, voluntariness, equitable and mutually beneficial, accordance to “Contract Law of People’s Republic of China” and other relevant laws, regulation accept the following contract, both parties have accepted the following terms.

1.  Both parties have been fully explained and understood provisions of this contract to each other.

2.  Both Parities fully understood the terms and provisions of this contract, and understand compliance of all these terms.

3.  Both parties agreed to comply with all terms of this contract.

4.

I           Product name, size, volume, quality standard, delivery date and quantity

Produce Name, Size	Quality Standard	Volume (tons/month)	Delivery Date
Scrap metal	Crushed aggregates,	13,000	Monthly Order
	Charging materials,	6,000	Monthly Order
	Heavy scrap	4,000	Monthly Order
Total		23,000

II           Unit Price (Taxes included): to be determined on the 25th day of every month to calculate following month’s unit price per ton.

III          Delivery Discrepancy: Plus or minus 10%

IV         Transportation method, freight insurance and other expenses

Departure Location: Liangyungang, China Armet’s metal scrap facility,

Receiving location: Jiangsu Lihuai Iron & Steel Co., Ltd.’s scrap metal storage. All transportation and insurance expenses are paid by the seller.

V           Reasonable loss determination and calculation

The calculation is based on the measurement by the loadometer of Jiangsu Lihuai Iron & Steel Co., Ltd.

VI           Quality requirement

The delivered products should not mix with airtight containers, inflammable, explosives, and radioactive materials. The buyer has the right to send staff to monitor the production on site.

VII           Inspection criteria

The inspection conclusion is based on the scene inspection at Armet (Lianyungang) Renewable Resources Co., Ltd. The buyer confirms the inspection conclusion at the scene. Both parties negotiate to resolve if any disagreement may occur.

VIII           Bill Settlement and payment

After the products have been delivered and measured at Jiangsu Lihuai Iron & Steel Co., Ltd., the buyer should make the payment within 7 days after the buyer has booked the invoice from the seller.

IX           Changes in the contract

The terms of the contract can be changed upon the agreement of the buyer and seller. The change takes effect upon the signatures and seals by both parties.

X           Term

The contract is valid from February 21, 2010 to December 31, 2010.

XI           Force majeure

When the unpredictable, unavoidable, and insurmountable events occur such as natural disaster and fire and deprive one party the capabilities to execute all or partial obligations in the contract, the party is exempt from penalty. The party that encounters force majeure shall notify the counterpart about the event by telephone or telegraph and provide the supporting evidence on the force majeure issued by authorized institution within 14 days after the occurrence of the event. If the impact of force majeure lasts more than 30 days, both parties should negotiate either to change the terms of the contract, continue the execution, or terminate the contract.

XII           Disputes settlement

The parties should negotiate to settle the disputes related to the contract. If the parties can’t reach agreement, either party can file lawsuit to the local court.

XIII           Miscellaneous

This contract has four original copies, and each party holds two original copies. Each copy has the same legal force. The contract takes effect upon signatures and seals by both parties.

Buyer: Jiangsu Lihuai Iron & Steel Co., Ltd.
Authorized Representative: /s/ Fazhan Yang
(Company Seal)

Seller: Armet (Lianyungang) Renewable Resources Co., Ltd.
Authorized Representative: /s/  Ji Zhang
Phone: 0518-68083830
Fax: 0518-68081111
(Company Seal)